Exhibit 1 Sustainability-related Disclosures Report

Except as the context otherwise may require, references in this report to “Cemex,” “Company,” “we,” “we have,” “our,” or similar expressions refer to Cemex, S.A.B. de C.V. (NYSE: CX; BMV: CEMEX.CPO) and its consolidated entities. This report is presented in accordance to paragraph 6 of subsection a) of fraction I of Article 33 of the “General Provisions Applicable to Issuers of Securities and Other Participants in the Securities Market” issued by the Comisión Nacional Bancaria y de Valores (the “Provisions”). This report constitutes the report containing the Sustainability information (as defined in the Provisions) referred to in Article 82 Bis of the Provisions. Sustainability-related Disclosures Report | 2

Cemex at a Glance About Cemex employees +100 operating history +39,000 worldwide founded in 1906 year Our Company Cemex is a global building materials company committed to providing innovative and sustainable solutions for the construction industry. our commitment billion of consolidated to achieve carbon With a 100-plus-year operating history, We are committed to achieving carbon US $3.1 2050 operating EBITDA neutrality Cemex is focused on operational excellence, neutrality by pioneering solutions to disciplined management of its resources, decarbonize our operations and by and long-term shareholder value creation. positively contributing to nature. With a We drive innovation to support the world digitally enabled customer experience, in reaching the next frontier of sustainable we offer cement, ready-mix concrete, living through industry-focused research and aggregates, and urbanization solutions billion consolidated cement and development while maintaining a pragmatic, in growing markets around the world. US $16.1 52 sales grinding plants performance-driven approach to growth. marine terminals aggregates sites 57 225 ready-mix land distribution 1,136 235 concrete plants centers Sustainability-related Disclosures Report | 3

Our Businesses

Cement
A binding agent, when mixed with aggregates and water, produces either ready-mix concrete or mortar.

52
cement and grinding plants

78
million metric tons of installed production capacity

Aggregates.
Inert granular materials, such as stone, sand, and gravel, obtained through land-based resources or dredging of marine deposits.

225
sites

132.5
million tons of annual sales volume

Ready-Mix Concrete
A combination of cement, aggregates, admixtures, and water.

1,136
plants

42.9
million cubic meters of annual sales volume

Urbanization Solutions
Complementary solutions designed to address urbanization opportunities and evolving industry trends. Our Urbanization Solutions are organized around four relevant businesses, each offering solid growth potential and strong synergies with our other businesses.

- Construction Chemicals
- Mortars
- Concrete Products
- Asphalt

Our Global Footprint



U.S.
- US$5.0B sales
- +8,700 employees
- 8 cement plants
- 279 ready-mix concrete plants
- 52 aggregate quarries

Mexico
- US$4.4B sales
- +15,000 employees[1]
- 15 cement plants
- 252 ready-mix concrete plants
- 15 aggregate quarries

Other
- +1,200 employees[3]

EMEA – Europe, Middle East, and Africa
- US$5.1B sales[2]
- +10,600 employees
- 19 cement and grinding plants
- 565 ready-mix concrete plants
- 141 aggregate quarries

SCA&C – South, Central America, and the Caribbean
- US$1.1B sales
- +3,800 employees
- 10 cement and grinding plants
- 40 ready-mix concrete plants
- 17 aggregate quarries

[1]Total employees exclude Sinergia Deportiva employees.
[2]US$3.8 billion sales for Europe and US$1.3 billion sales for Middle East and Africa (MEA).
[3]Includes employees performing corporate functions in different locations.

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Our Sustainability Model We recognize that our business has a critical role to play in creating a more sustainable future, and we seek to generate a positive impact for all our stakeholders. To this end, we have set ambitious goals to become a net-zero CO company by 2050, and we 2 strive to make sustainability a part of our everyday decision-making processes. By prioritizing environmental, social, and governance (ESG) issues, we have developed a sustainability roadmap that guides our transformation and evolution alongside society. As we trace this path, we remain dedicated to putting ESG issues at the heart of our corporate policies, culture, and business practices, so that we can continue to make a meaningful difference for years to come. Sustainability-related Disclosures Report | 5

General requirements for the disclosure of financial information related to sustainability and climate Governance ǫ The governance body or bodies, or individuals, responsible for oversight of sustainability- and climate-related risks and opportunities ǫ The governance processes, controls, and procedures the entity uses to monitor and manage sustainability- and climate-related risks and opportunities ǫ Management’s role in the governance processes, controls, and procedures used to monitor, manage, and oversee sustainability- and climate-related risks and opportunities Corporate governance of risks and opportunities Our Board of Directors, through the board level oversight of our sustainability corresponding Board Committees, provides and climate action and nature strategy. strategic guidance and oversight into The Committee is currently comprised of risk and opportunity management by four members of the Board of Directors, regularly discussing the enterprise risk and which are approved by our shareholders opportunity agenda and reviewing the at Cemex S.A.B de C.V.’s ordinary general effectiveness of our risk and opportunity shareholders’ meeting considering 4 management system enforced by our their skills and competencies . During Risk Management Committee. 2025, the Committee met four times with a meeting attendance of 100%. The Sustainability, Climate Action, Social Impact and Diversity Committee provides 4 For more information on our Board of Directors’ expertise, please refer to the Board of Directors Skill Matrix in page 243 of our 2025 Integrated Report. Sustainability-related Disclosures Report | 6

The sessions of the Committee are usually briefed by the Executive Vice President of Sustainability and Operations Development, along with the Vice President of Global Sustainability. These briefings include in-depth reviews of previously defined topics as well as unforeseen recent developments that are considered material enough to be brought on or that require guidance from the Sustainability, Climate Action, Social Impact and Diversity Committee. The Committee also reviews and discusses Cemex's Sustainability Risk and Opportunity Agenda at least once a year. This Sustainability Risk and Opportunity Agenda identifies key sustainability and climate-related risks and opportunities that could impact Cemex's sustainability priorities, including but not limited to our Future in Action program, our global climate action and nature program to transform our business through climate action, developing lower-carbon products, solutions, and processes to become a net-zero CO_2 company by 2050.

Committee members are responsible for providing insights and direction on the management of these sustainability- and climate-related risks and opportunities, and for seeking alignment of the strategy with Cemex's overall management.

The main responsibilities of the Sustainability, Climate Action, Social Impact and Diversity Committee of the Board of Directors are:

- Overseeing sustainability, social impact, and diversity policies, strategies, goals and programs;
- Reviewing Cemex's sustainability risk agenda;
- Supporting and overseeing the implementation of our Human Rights program, including our Human Rights Policy;
- Evaluating the effectiveness of sustainability and climate action, social impact, and diversity programs, goals, and initiatives;
- Identifying the main risks concerning sustainability-related matters (including human rights) and overseeing mitigation action
- Support a model of sustainability, priorities, and key indicators, including our Future in Action climate action and nature program;
- Review of the structure of, content, and overall performance set forth in Cemex's integrated reports;
- Reviewing notes to the financial statements related to Cemex's climate action, as well as on CO_2 emissions and sustainable financing, if any;
- Reviewing the progress in achieving our sustainability objectives;
- Reviewing the communication strategy in sustainability issues;
- Providing assistance to the CEO and senior management team regarding the strategic direction on sustainability and social responsibilities model; and
- Providing assistance to the Corporate Practices and Finance Committee as needed on diversity matters.

At the executive level, the Risk Management Committee, which is composed of the Executive Committee (ExCo) members at a global level, reviews Cemex's risk exposure once a year, as well as its potential impact and mitigation and management measures, through the discussion of the enterprise risk and opportunity agenda.

The Executive Vice President of Sustainability and Operations Development, reporting directly to Cemex's CEO, is a position in the ExCo to oversee the areas of Sustainability, Operations, Technology, Energy, Research and Development, Trading and Shipping, coordinates and executes the sustainability and climate change strategy of the Company. The Executive Vice President of Sustainability and Operations oversees the integration and progress of all sustainability and climate-related initiatives and targets across all the Company.

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The Sustainability department, coordinated by the Vice President of Global Sustainability, has leadership in each operating region to facilitate the coordination with other functions that contribute to the sustainability and climate change strategy. This role also involves coordinating with regional sustainability leaders to consolidate sustainability efforts and mitigate potential risks across all business units in coordination with the Strategic Planning team. *Enterprise Risk Management system included in the Executive Vice President of Strategic Planning and Business Development Sustainability-related Disclosures Report | 8

Strategy

- *Sustainability- and climate-related risks and opportunities that could reasonably be expected to affect the entity's prospects*
- *Business model and value chain*
- *Strategy and decision-making*
- *Financial position, financial performance, and cash flows*
- *Strategic resilience of sustainability- and climate-related risks and opportunities*

Our sustainability- and climate-related risks and opportunities are measured and assessed taking into account Cemex's defined time horizons: short term up to 1 year, medium term up to 5 years, and long term beyond 5 years. These time horizons are aligned with Cemex's strategic planning decisions and are used as a reference for the assessment of sustainability- and climate-related risks and opportunities.

IFRS S1: Sustainability-related risks and opportunities

Health and Safety

Risk
Time Horizon: Short-term
Impact on the value chain: Own operations, Downstream

Certain activities within our operations, if not carried out responsibly, can pose significant hazards, potentially resulting in injury, illness, or even fatalities among employees, contractors, or third parties. In a similar way, accidents might damage our people, property, communities, or reputation.

Current and anticipated effects of risks and opportunities.
Any given accident that occurs at our facilities or as a result of our operations could lead to operational disruptions and legal or regulatory consequences. Additionally, we may also be required to assume costs and liabilities to compensate affected personnel and repair or replace damaged property. Such events could materially and adversely affect our reputation, business, liquidity, and results of operations.

Strategy and mitigation measures.

- Aim for zero recordable injuries, job-related illnesses, preventable vehicular incidents, and environmental events.
- Prioritize the safety of our people (employees, contractors, and communities).
- Reinforce Health and Safety Protocols (e.g., Life-Saving Behaviors, Pandemic Resilience, and Rapid Response Teams).
- Adhere to high health and safety standards and continuously monitor, prepare, and comply with recommendations.
- Global Wellbeing Model, created to facilitate a better life quality for our employees both inside and outside of work.

Through our Zero4Life commitment, consisting of seeking to achieve zero injuries, we have delivered positive results. In 2025, the Lost Time Injury (LTI) severity rate for employees was 0.3. During 2025, 97% of our operations achieved zero LTIs among employees, and 88% achieved zero TRIs.

Each Cemex site has a Health and Safety Management System, a framework for operations to identify, manage, and continuously improve their health and safety performance. This framework helps us establish a structured approach to occupational health and safety and promotes employee well-being.


CEMEX

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may lead to compliance challenges, higher Regulatory and compliance ǫ Improve internal controls through continuous operational costs, and potential legal or requirements, including sustainability internal audits and other methods. reputational risks for our business. ǫ Continue sustainability-related governance Risk through committees such as the Global Time horizon: Short-term ESG Committee, regional and country Current and anticipated eec ff ts of risks and Impact on the value chain: Upstream, Own opportunities. sustainability committees, the ETHOS operations, Downstream Any noncompliance or nonadherence to Committee, and the Human Rights As a global company, Cemex is subject to the laws and regulations or any significant Global Committee, among others, via laws and regulations of the countries where delay in adapting to changes may result training, audits, and other initiatives. we operate. These laws and regulations in potential cost increases, investigations, ǫ Ensure Board oversight and guidance include, but are not limited to, areas such as fines and penalties, restrictions or closure on regarding the management of anti-corruption, anti-bribery, anti-money production facilities, among others, which sustainability risks and opportunities laundering, antitrust, anti-boycott, economic could have a material adverse effect on our through the discussion of the Sustainability sanctions, trade embargoes, export controls, reputation, business, financial condition, Risks and Opportunities Agenda by the information security, mining, transportation, liquidity, and results of operations. Board’s Sustainability, Climate Action, insider trading, and tax regulations, as Social Impact, and Diversity Committee. well as laws that regulate our operations. Additionally, these laws and regulations could ǫ Establish accounting reserves for legal Additionally, we are involved in relevant expose Cemex to the risk of reputational proceedings when adverse outcomes are regulatory matters and legal proceedings that damage, loss of customers, difficulty in probable. depend on the application and interpretation retaining and attracting talent, social activism, of the law by local and national authorities. new mandatory operational and disclosure We also face an increasing number of requirements, among other things. environmental (e.g., CO , air emissions, 2 circular economy and waste management, Strategy and mitigation measures. biodiversity, water), social (e.g., labor, human ǫ Monitor and comply with applicable local, rights, diversity), and governance regulations state, and federal laws and regulations. across jurisdictions in which we operate. ǫ Execute Cemex’s sustainability strategy, Sustainability performance, in general, is which includes its Future in Action program. under heightened scrutiny from certain stakeholders and different parts of society. ǫ Monitor and comply with sustainability laws and regulations, seeking for adherence to sustainability standards and practices. The lack of clarity in new legislative ǫ Continue enhancing and enforcing our developments, combined with inconsistent Ethics and Compliance program. and sometimes conflicting frameworks, Sustainability-related Disclosures Report | 10

ETHOSline is our institutional reporting As of December 31, 2025, more than mechanism, accessible on our website, 20,300 hours of employee training were mobile devices, and our intranet, that delivered to reinforce the Code of Ethics is open and free for anyone to use. This and Business Conduct. 100% of operations secure, confidential, and independent in high-risk countries were audited in 2025. platform is available 24 hours a day, to both employees and the general public, including our third parties, to report any allegations of misconduct anonymously or confidentially. During 2025, 91% of the reports we receive through our ETHOSline. To continue supporting our internal efforts, we rely on an integrated training ecosystem delivered both online—through Cemex University and other e-learning platforms— and in instructor-led, in-person formats, reaching employees across all regions. This approach reinforces the principles of our ETHOS program and upholds high standards of business conduct across our operations. During 2025, more than 17,500 training sessions were completed. Additionally, Cemex’s Global Ethics and Compliance Programs incorporate risk assessments, due diligence and third-party risk management, training programs, legal audits and investigations, as well as global communication campaigns at all levels of the organization. Sustainability-related Disclosures Report | 11

Current and anticipated effects Labor relations, and talent ar tt action, of risks and opportunities. retention and development Failure to effectively attract and retain Risk and Opportunity talent, labor activism and unrest, and failure Time Horizon: Short-term to maintain satisfactory labor relations Impact on the value chain: Own operations could materially and adversely impact our business, financial performance, and Attracting and retaining a specialized results of operations and compromise the workforce, effectively planning leadership achievement of our strategic priorities. succession, and adapting to evolving Additionally, insufficient development of workplace demands and environments critical skills among future leaders may across our operations are essential elements limit the Company’s ability to execute its to achieving our strategic priorities. Labor medium- and long-term strategies. shortages, tight labor markets, wage inflation, labor activism and unrest, failure to maintain Strategy and mitigation measures. satisfactory labor relations, and shifting ǫ Adapt Cemex’s culture, policies, and expectations for the work environment are procedures to evolving work environments. some sources of risk that could negatively impact our talent management and labor-ǫ Strengthen talent management processes. related efforts. As digitalization and ǫ Continue improving key initiatives (e.g., innovation accelerate and new generations Workforce Experience and Rewards enter the workplace, the construction and and Incentives programs), seeking the building materials industry may be perceived attraction and retention of target groups. as less attractive than other industries or ǫ Proactively renew collective require technical skills that are increasingly bargaining agreements. difficult to source for key positions. At the same time, investing in robust talent development programs, leadership pipelines, and continuous learning initiatives presents a significant opportunity to strengthen organizational resilience. Sustainability-related Disclosures Report | 12

Our talent management cycle has a set of At the same time, we implemented learning and three interconnected processes: development programs to prepare our teams Performance management, talent review, for a changing environment. and succession management. Working in In 2025, we had more than 24,000 active concert, these processes maximize our learners on our platforms and over 34,000 organization’s performance potential. They courses completed during the year. Developing also help us make informed decisions on the next generation of leaders is an intentional staffing requirements, participation in investment in long-term performance, ensuring leadership development programs, and the organization is well positioned to respond to potential challenges or gaps in our global evolving business opportunities. We offer four talent needs. core leadership development programs— “CONNECT,” “ASCEND,” “IGNITE,” and “ENVISION”—which support our leaders at Through our Workforce Satisfaction Survey different stages of their professional journey. (We’X), conducted annually at a global level as either a comprehensive or pulse survey, we identify what matters most to our employees. Additionally, every two years we assess our In 2025, we achieved a response rate of 84%, local competitiveness—both within and outside reflecting strong employee engagement and our industry—in the markets where we operate, the contribution of valuable feedback to as we believe that offering competitive strengthen our culture. Our employee Net compensation and benefits packages is Promoter Score (eNPS) of 47 positioned us essential to attract and retain talent. above the global benchmark we use. Sustainability-related Disclosures Report | 13

Other relevant Sustainability-related risks

Nature Risks

Higher costs resulting from emissions regulations

Risk
Time Horizon: Short-term
Impact on the value chain: Own operations

Air emissions not related to primary GHGs—particulate matter (PM), sulfur oxides (SOx), and nitrogen oxides (NOx)—are generated as part of the cement manufacturing process. Lower-magnitude air emissions—volatile organic compounds, dioxins and furans, and other heavy metals—are released in smaller quantities.

Current and anticipated effects of risks and opportunities.
We face a growing number of environmental (e.g., CO_2, air emissions, circular economy and waste management, biodiversity, water), social (e.g., labor, human rights, diversity), and governance regulations in the jurisdictions where we operate. Sustainability performance, overall, is subject to increasing scrutiny from certain stakeholders and different segments of society.

The lack of clarity in new legislative developments, combined with inconsistent and at times conflicting frameworks, may result in compliance challenges, higher operating costs, and potential legal or reputational risks for the business. Non-compliance with emissions regulations could result in legal fines and reputational damage.

Strategy and mitigation measures.

- We continue to invest in technologies to monitor and reduce air emissions across our operations.
- We implement a risk-based Environmental Management System that systematically audits compliance with our environmental policy across our businesses.
- Major emissions are continuously monitored, while minor kiln emissions are monitored at the frequency required by the Global Cement and Concrete Association (GCCA) protocol.
- Our Global Procurement and Inventory Policy establish that suppliers are subject to evaluation processes related to sustainability, including air emissions.

Currently, 100% of our clinker production is subject to continuous emission monitoring systems for our major air emissions. This comprehensive monitoring embraces our commitment to reduce non-GHG air emissions, including particulate matter (PM), sulfur oxide (SOx), and nitrogen oxide (NOx), regardless of state or local requirements.

During 2025, approximately US$210 million was invested in sustainability-related projects, including initiatives to monitor and reduce our emissions.

Also, our risk-based Environmental Management System (EMS) systematically audits internal compliance with our environmental policy across all our global operations and through our three businesses, cement, ready-mix, and aggregates.
For 2025, 89% of our businesses have an EMS aligned with global environmental standards, such as ISO 14001 and the EU Eco-Management and Audit Scheme.

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Disruption to business due to water scarcity

Risk
Time Horizon: Medium-term
Impact on the value chain: Own operations

Water is a finite, essential resource for ecosystems, communities, and economic development and an important element to Cemex's operations. We are committed to minimizing our impact on water resources across three key areas: resource availability, quality, and ecosystem integrity. Water scarcity in certain regions and Cemex sites represents a significant risk to the Company's operations.

Current and anticipated effects of risks and opportunities.
Water scarcity at Cemex's operating sites could impact production due to limited availability of water for critical processes such as cooling, dust control, grinding, and auxiliary services in cement plants. Additionally, in water-stressed regions, there is a likelihood of operational restrictions and prioritization of water use for human consumption and agricultural purposes. This could result in increased costs to secure reliable water supplies.

From a regulatory perspective, there is also a risk related to permitting, including stricter limits on water concessions, conditional renewals, or potential revocations in contexts of scarcity. Furthermore, there may be reputational impacts associated with community perceptions in the areas where we operate.

Strategy and mitigation measures.

- Under our Future in Action program, water is managed as a material sustainability topic.
- Operations have been identified and prioritized based on their level of exposure to physical, regulatory, and reputational water-related risks.
- We have developed Water Management Action Plans to strengthen water stewardship and conservation—particularly at sites located in water-stressed areas.
- We are working to gradually increase the use of non-freshwater as an alternative water source.

We actively pursue pollution prevention, aiming to apply best available techniques to minimize operational impact.
We strive to comply with Company policies and procedures, as well as with applicable local laws and regulations.

Working with leading sustainability consulting firm Environmental Resources Management (ERM), Cemex has developed a global Zero Freshwater and Zero Discharge Framework and an associated measurement protocol. Cemex became the first company in the world to achieve Zero Freshwater certification at 31 plants in Mexico.

As of the end of 2025, more than 50% of our sites located in high and extremely high water-stress areas have implemented Water Management Action Plans, reflecting ongoing progress toward this objective.

We are on track to meet our 2030 freshwater withdrawal reduction targets, which include a 20% reduction in freshwater withdrawal for cement, 10% reduction for ready-mix concrete, and 15% reduction for aggregates versus our 2021 baseline. To achieve these targets, we are working on gradually increasing the use of non-freshwater, such as alternative water from treatment plants and other industries (e.g., bottling and beverages) and rainwater we collect or recover.

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IFRS S2: Climate-related risks and opportunities

The effects of climate change have increased in severity and intensity over the years. The alarming streak of exceptionally high temperatures continued in 2025—a year shaping up to be one of the three warmest ever recorded—according to the World Meteorological Organization's (WMO) State of the Global Climate Update. The WMO also warned that the world is not on track to meet the goals of the Paris Agreement, and that a more extreme climate is having significant global impacts on economies and on all aspects of sustainable development.

This situation poses short-, medium-, and long-term climate risks to our business environment. Cemex categorizes climate risks into two main categories: i) transition risks, which refer to the potential impacts of transitioning toward a low-carbon economy; and ii) physical risks, which refer to potential climate events that could directly affect our assets and operations.

Transition risks

Policy

Time horizon: Short- to medium-term
Impact on the value chain: Upstream, Own operations, Downstream

Cemex is subject to a growing number of CO_2 regulations aiming to incentivize CO_2 emissions reduction. In jurisdictions with carbon regulation in place, such regulations often manage CO_2 pricing in the form of cap-and-trade systems, particularly in Europe and in the U.S in California and Colorado. In other geographies, new or stricter CO_2 regulations are under discussion or development and could imply a higher CO_2 cost for Cemex in the short- and medium-term, for example, in the form of Emissions Trading Systems or CO_2 taxes. Unclear CO_2 regulations could result in double regulations. For instance, an entity may be subject to a cap-and-trade scheme as well as an emissions tax, which may have inconsistent or overlapping policy objectives. Likewise, the unequal application of a CO_2 pricing mechanism between local and foreign producers could cause competitive disadvantages. On the other hand, government policies that incentivize the use of alternative technologies to reduce CO_2 emissions (e.g., circular economy practices) are not advancing at the required pace or at the same pace in all geographies in which we operate, which may slow down the reduction of CO_2 emissions.

Current and anticipated effects of risks and opportunities.
At Cemex, we are experiencing increased costs in our direct operations and value chain in countries with existing Emissions Trading Systems (ETS), including our European operations, California and Colorado in the United States, and we expect in the future to increase our costs in Mexico which is still in the pilot phase as of the date of this report. Additionally, higher costs are arising in countries with carbon taxes, such as several Mexican states.

Furthermore, we may be subject to substantial penalties in the event of non-compliance with laws and regulations, and the failure to achieve our carbon emissions reduction targets or other climate-related objectives could have a material adverse effect on our business, financial condition, and results of operations.

Strategy and mitigation measures.
- Execution of our Future in Action program to drive a profitable decarbonization throughout our value chain through the reduction of CO_2 emissions.
- Active participation in reducing the carbon footprint of the construction materials industry through the definition of ambitious targets.
- Collaboration and engagement with governments and industry chambers.
- Sustainability initiatives increasingly integrated in all our operations.

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At Cemex, we have our cement plant-by- emissions impact of carbon tax regulations plant CO Roadmap, which includes all the versus ETS, which has been analyzed in 2 initiatives to reduce CO needed to accomplish terms of emissions and economic impact. 2 our 2030 targets. We have identified, evaluated and prioritized initiatives to execute Current and anticipated financial effects. during this decade, including the switch to Increased costs resulting from regulation alternative fuels, specifically biomass, clinker and carbon pricing, potentially exacerbated substitutes and the use of decarbonated by competitive pressure from imports from raw materials. As of December 31, 2025, countries with less stringent CO regulations, 2 and since the launch of our Future in Action and penalties for non-compliance with laws program in 2020, we have reduced our and regulations could have a material adverse specific Scope 1 and 2 CO emissions by 14% 2 effect on our business, financial condition, and 37%, respectively, driven primarily by the and results of operations. An increase in reduction of our clinker factor to 70.1%—the production costs is already impacting on lowest level in our history—as well as by an our operating expenses, particularly in alternative fuel substitution rate of 32.1%. our European cement operations and in California, due to regulatory changes. We also participate in the development of Carbon Capture Utilization and Storage (CCUS) technology as a long- term solution beyond 2030. Additionally, as part of our strategy, we have implemented robust advocacy efforts across the geographies where we operate. In Mexico, we collaborate with the Mexican government through the Cámara Nacional del Cemento (CANACEM) in the review of the ETS regulation that will enter into force in Mexico; and in the countries of our SCA&C region, we collaborate with the Federación Interamericana del Cemento (FICEM) to assess the economic and Sustainability-related Disclosures Report | 17

Technology

Time horizon: Long-term
Impact on the value chain: Upstream, Own operations, Downstream

The development and scaling of new technologies are essential to reducing CO_2 emissions and meeting our 2050 net-zero CO_2 emissions target, the sustainability-related key performance indicators (KPIs) in our financing arrangements and operating within the limits of any cap-and-trade systems applicable to Cemex. However, some CO_2 reduction technologies still require validation in terms of technical feasibility, viability, and scalability, and breakthrough technologies require significant capital investment, some of which might not be efficient in cost for the Company.

Current and anticipated effects of risks and opportunities.
We face increased costs due to the development and deployment of new technologies for products, solutions, and implementation across direct operations and upstream and downstream value chains. In addition, the process to secure government funding is highly competitive, and economic or regulatory incentives for developing and testing these technologies are not available in all geographies.

Strategy and mitigation measures.

- New innovation framework prioritizes and scales innovation for value creation.
- Through our Global Research and Development teams, the Global Operations, Technology and Energy department, and Cemex Ventures, we constantly evaluate and assess new climate-related technologies.
- We join forces with startups, universities, and collaborate within our industry and other sectors, such as the European Climate Research Alliance (ECRA) and the GCCA.
- Within our portfolio, we have low-CO_2 clinker and CCUS projects.

Innovation plays a vital role and is a competitive advantage in accelerating our operational excellence strategy and achieving our goal of becoming a net-zero emissions company by 2050. During 2025, we established new corporate thresholds for innovation investments and continue to apply discipline and rigor to our business cases. Our innovation agenda has a distinctive focus: contributing to smart and cost-effective decarbonization that creates value for our stakeholders.

As of December 31, 2025, Cemex participated in 22 industrial-scale projects supporting smart decarbonization priorities, deploying mature solutions that generate direct and measurable emissions reductions.

In addition, we have 26 projects in the pipeline aimed at de-risking and scaling emerging technologies, bringing Cemex closer to reaching its net-zero emissions goal in a profitable and sustainable manner. To build and expand this portfolio, we are seeking and expect to continue seeking government funding in Europe, where there are well-established programs to foster green technology innovation.

Current and anticipated financial effects.
High capital investment in research and development and new technologies, along with potential write-offs or early retirement of existing assets and the cost of asset upgrades, poor capital allocation, substantial penalties, higher capital costs, and stakeholder activism could have a material adverse effect on our business, financial condition, and results of operations.

Access to government funding is highly competitive, and incentives are not uniformly available across regions. Failure to select, develop, and deploy the necessary technologies on time could jeopardize our ability to comply with the emissions trading limits, meet our emissions targets, and fulfill sustainability-linked finance commitments. Furthermore, delayed development or scaling up of certain sustainability- and climate-related technologies could limit the range of eligible projects to which funding resources could be allocated and/or make the application of those resources less effective than initially anticipated.

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Market

Time horizon: Medium-term
Impact on the value chain: Upstream, Own operations, Downstream

More stringent construction and energy efficiency standards are expected to drive demand for new lower-carbon products and construction solutions. As consumer expectations continue evolving, there is a risk that Cemex may fail to meet future market demands for new or alternative lower-carbon products and solutions.

On the other hand, a lack of regulatory incentives or regulations promoting the use of lower-carbon products could fail to incentivize their adoption. If customers are unwilling to bear the additional costs associated with transitioning to a low-carbon industry, this could also compromise our roadmap to achieving net-zero emissions by 2050. As industry peers embark on decarbonizing strategies, the competition for raw materials with lower-carbon footprint increases, driving up costs and limiting availability.

Current and anticipated effects of risks and opportunities.
Pressure on margins stemming from higher production costs associated with alternative raw materials, cementitious additions, new technologies, or more complex processes. Increased capital expenditure (CapEx) required to adapt new production processes and supply chains to new low-carbon specifications. Furthermore, new product specifications that are not aligned with local regulations could result in non-compliance with new building codes, requirements, and expectations.

Strategy and mitigation measures.

- Cemex closely monitors demand for products with lower carbon content.
- Through our three innovation channels, we continuously research innovative solutions to expand our solutions portfolio, including our family of products with sustainable attributes, Vertua®.
- Through Urbanization Solutions, we aim to provide sustainable alternatives for metropolitan growth, offering the market high-efficiency construction solutions.
- Through Cemex Ventures, we seek to identify, develop, and partner with disruptive construction projects and companies to accelerate the commercialization of low-carbon solutions.
- We advance the Company's priorities in legislative and regulatory spheres through data-driven advocacy and coalition building.

Through our range of Vertua® products and solutions, we offer our customers a comprehensive portfolio featuring five verifiable sustainable attributes: a reduced carbon footprint, energy efficiency, water conservation, recycled materials, and design optimization. These offerings support our customers in meeting net-zero targets, carbon regulatory requirements, and sustainability standards and certifications, while contributing to our ambition to achieve net-zero CO_2 emissions by 2050.

Our low-carbon Vertua® products have been widely accepted, representing 63% of our consolidated cement volume and 56% of total concrete sales as of December 31, 2025.

Cemex also shares relevant information regarding the environmental impact of its products to ensure greater transparency in our key markets, in the form of Environmental Product Declarations or detailed carbon footprint reports. This disclosure is customized by location and is valuable for architects, engineers, contractors, and clients seeking sustainable construction or green certifications.

Current and anticipated financial effects.
The following factors could have a material adverse effect on our business, financial condition, liquidity, and results of operation

- Reduced demand for our products and solutions due to shifting consumer preferences toward sustainable products could impact our revenue stream;
- Increased production costs due to more competition for lower-carbon and alternative raw materials;
- Higher capital expenses to adjust production processes and technology to incorporate lower-carbon alternative raw materials, and renewable energy; and
- Potential damage to our reputation if sustainability expectations are not met.

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authorities and impact the demand for our ǫ Identification of priorities through our Reputation products and solutions, the availability or double materiality assessment. Time horizon: Short-term cost of capital, and business continuity. ǫ We maintain open and continuous Impact on the value chain: Upstream, Own communication through various operation, Downstream Strategy and mitigation measures. channels to foster meaningful dialogue ǫ This risk is monitored regularly and guided and promote collaboration. According to the GCCA, the cement industry by our Code of Ethics and Business Conduct accounts for approximately 7% of the world’s ǫ Furthermore, Cemex actively participates and our Public Affairs Policy. CO emissions. Cement could be perceived in industry associations in the jurisdictions 2 as a relevant contributor to CO global where it operates, including the GCCA. 2 emissions. Negative Company reputation Current and anticipated financial eec ff ts. or industry stigmatization to CO emissions, 2 Negative disposition towards Cemex and along with related stakeholder activism could the cement industry could reduce the have a negative impact on our stakeholders’ demand for our products and solutions, preferences for Cemex products, which, affecting our revenue, reducing capital in turn, could affect the demand for our availability and/or increasing our cost of products, solutions, or services, our ability capital, increasing stakeholder’s activism, to attract and retain talent, the availability and business operations disruption. All or cost of capital, and business continuity. these events could have a material adverse Current and anticipated eec ff ts of risks and effect on our business, financial condition, opportunities. liquidity, and results of operations. Due to a negative perception of the business and the industry, Cemex could be impacted by a loss of confidence among its stakeholders, which could affect business continuity and impact demand for our products. Furthermore, this could represent a competitive disadvantage relative to companies perceived as being more responsible regarding sustainability matters. It could also result in higher financing costs, driven by an increased perception of risk among investors and banks, as well as heightened scrutiny from regulatory Sustainability-related Disclosures Report | 20

Physical Risks

Acute and Chronic

Time horizon: Short- to medium-term
Impact on the value chain: Upstream, Own operation, Downstream

Climate change is expected to intensify the severity and frequency of natural disasters already experienced in most geographies, such as tropical cyclones or other extreme storms, while also bringing new environmental changes that could impact people's lives and economic activities. Our operations and business are exposed to the event-driven acute physical risks and the chronic physical risks associated with longer-term shifts in climate patterns.

Current and anticipated effects of risks and opportunities.
The increased frequency and severity of extreme weather events could cause direct damage to our operations and downstream value chain, as well as the disruption of our business continuity, specifically in geographies with a high occurrence probability of natural disasters, including but not limited to the United States, Spain, the Caribbean, and Mexico.

Strategy and mitigation measures.

- Continuous monitoring, management, and response to disruptive natural events across all business units.
- Business Continuity and Crisis Management (BC&CM) Program.
- Local Rapid Response Teams (RRTs).

Cemex maintains the BC&CM program, which enables a proactive and effective risk management response during disruptive events by supporting business units in saving lives, acting responsibly, and promptly restoring business operations. The program implements a business recovery plan at each identified site, thereby ensuring the continuity and recovery of operations. Through continuous training, drills, and protocols, we possess the capability to respond to unexpected operational risks with the potential to disrupt business continuity, thereby protecting people, the environment, and our operations.

The local Rapid Response Teams (RRTs) deployed across our business units are responsible for monitoring, communicating, activating, coordinating, and delegating the execution of event-driven, stakeholder-driven, or process-driven protocols, as well as timely, objective-driven decisions.

The objective is to protect personnel, support stakeholders, and safeguard reputation, while reducing the cost of disruptions and other legal and financial exposures.

Additionally, since 2023 we have partnered with Risilience, an enterprise risk management specialist, to assess our exposure to climate-related risks and opportunities under different global average-temperature increase scenarios.

Current and anticipated financial effects.
Asset damage, business disruption, loss of sales, cost increase, and even reputation damage or possible litigation. The decrease in sales volume caused by physical hazard events is usually counterbalanced by the increase in the demand for our products and solutions during the reconstruction phases. Chronic physical risks could result also in supply chain disruptions that could have a negative impact on the product delivery time and the cost of serving our markets. Increased frequency and strength of tropical cyclones, as well as other extreme storms, can also cause loss of production in our operations due to the time to recover a plant to its original production before the event.

More information on our BC&CM program is available on page 143 of our 2025 Integrated Report.

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effects. In the IEA’s Net Zero by 2050 scenario, Climate-related it is recognized that per capita demand opportunities for cement and other materials increases during phases of economic development, particularly in emerging economies, before Market - Products and services - stabilizing and declining as economies Increased sales of existing products mature. Over the past two decades, global and services cement demand has more than doubled, Time horizon: Medium-term driven by population growth and economic Impact on the value chain: Downstream expansion. Looking ahead, demand is expected to continue increasing as cement More stringent building codes are likely to is required to develop additional transport encourage the development and adoption infrastructure—such as roads and facilities of innovative materials and construction supporting bicycles, cars, and trucks—as well solutions, which may provide cement as energy infrastructure, including power innovators with a competitive advantage and plants and wind turbines, to support the support improved margins for existing and transition toward net-zero CO scenarios. 2 new high-performance products, supported by growing demand for low-carbon solutions across regions. We believe that we have several opportunities to expand our business by contributing to the development of sustainable cities, which involves lowering the total energy consumption of buildings through innovative design and construction practices. This transition is expected to increase the construction activity as older buildings are replaced or refurbished. Additionally, there is potential for increased demand for products and solutions that help to comply with new construction standards requirements. There is an opportunity to increase the demand of concrete products to support societal growth and attend to the need of adapting buildings and infrastructure to expected climate change Sustainability-related Disclosures Report | 22

Current and anticipated eec ff ts of risks and These products have been rapidly adopted by opportunities. our customers across different geographies. Our downstream value chain spans multiple As of December 31, 2025, Vertua®, accounted geographies. Given Cemex’s significant for 63% of our total cement sales and 56% of presence in markets within developing our total concrete sales. regions—such as South America, Central America and the Caribbean, Mexico, and Current and anticipated financial eec ff ts. Egypt—demand for concrete products is Increased revenues are expected due to rising expected to rise initially to meet society’s demand for products and services, along growth requirements. Over time, additional with access to new and emerging markets. demand is likely to be driven by the need This competitive edge could also allow for to adapt buildings and infrastructure to higher margins on both existing and newly the anticipated impacts of climate change, developed higher performance products. particularly in geographic areas most exposed to extreme weather events— including, but not limited to, the United States, Spain, the Caribbean, and Mexico. Strategy and mitigation measures. Through our range of Vertua® products and solutions, we offer our customers a comprehensive portfolio featuring five verifiable sustainable attributes: a reduced carbon footprint, energy efficiency, water conservation, recycled materials, and design optimization. These offerings support our customers in meeting net-zero targets, carbon regulatory requirements, and sustainability standards and certifications, while contributing to our ambition to achieve net-zero CO emissions by 2050. 2 Sustainability-related Disclosures Report | 23

Market - Products and services - Development of new products or services through research and development and innovation

Time horizon: Medium-term
Impact on the value chain: Downstream

Cement and concrete offer several important characteristics for a low-carbon transition, including longevity, resistance, thermal properties for hot and cold weather, and wide availability. These attributes contribute to building resilient infrastructure capable of withstanding the detrimental consequences of climate change and providing the level of climate-proofing that could become mandatory as national building codes are revised to address more extreme weather events. These building codes foster the development of new materials and construction solutions and products, creating significant potential for further developments to decrease embodied carbon, improve the insulating properties of concrete, further increase its strength, and introduce smart functions to extend maintenance intervals and technical lifespans.

Current and anticipated effects of risks and opportunities.

Cemex has observed increasing demand for lower-carbon products mainly in Europe and other countries like Colombia. Likewise, competitive differentiation could be generated, which would result in a reduction in price-based competition.

Strategy and mitigation measures.

Innovation plays an essential role and serves as a competitive advantage in accelerating our operational excellence strategy and achieving our goal of becoming a net-zero emissions company by 2050. We continuously seek innovative solutions, incorporating new technologies through three channels:



- Cemex Ventures: Our open innovation and venture capital unit, dedicated to identifying innovative technologies and developing strategic business opportunities through collaboration, partnerships, and investment in disruptive companies.
- Global Research and Development: This team focuses on developing cutting-edge, cost-effective, and sustainable technologies to meet demanding performance requirements. Its diverse perspectives enable the collaborative innovation and development of products, techniques, and technologies that push the boundaries of sustainable construction.
- Global Operations, Technology, and Energy: Our team drives innovation in cement production and CCUS technologies.

Additionally, through Urbanization Solutions, Cemex leverages its expertise in building materials to offer complementary solutions that address pressing societal needs, such as resilient buildings and infrastructure appropriate for disaster relief, energy efficiency, and affordability.

Current and anticipated financial effects.

Increased revenues resulting from increased demand for products and services and from access to new and emerging markets.

Revenues are primarily influenced by the expected increase in sales of resilient and lower-carbon products. As customers gain a deeper understanding of the importance of reducing carbon footprints and assessing product life-cycle impacts, this opportunity has the potential to become increasingly significant.

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For example, Poland, where appropriate costs where the appropriate legislation Technology - Resource efficiency - Cost waste regulations and economic incentives is in place. This can impact on financial savings are in place, has achieved an alternative planning costs associated with the alternative Time horizon: Long-term fuel substitution rate of more than 90% fuels strategy when the price lowers or is Impact on the value chain: Own operation year-over-year, while Cemex’s 2025 global expected to lower. The impact of this lever alternative fuels substitution rate was 32%. is still low, primarily affecting some EU Both the environment and Cemex’s revenues operations, mainly in the UK and Poland. can benefit from co-processing if the right waste management regulations are in place. It Strategy and mitigation measures. could enable the devel opment of a profitable To capitalize on the opportunity to increase waste management business by, for instance, the use of lower-emissions sources of imposing taxes and bans on landfills. This energy in our kilns, Cemex launched could lead to an increase in the availability Regenera in 2023, a business unit focused of alternative fuels at a lower cost and on circularity services. Regenera offers reduce CO emissions. The benefits of co- waste management solutions to private 2 processing, which consist of switching from and public sectors, including the reception, conventional fossil fuels to alternative fuels, management, recycling, and co-processing mainly Refuse Derived Fuels (RDF), are not of different kinds of waste. The integration widely understood in our areas of influence, of pro cessed waste into the cement and especially in those regions with a lack of or low concrete manufacturing processes decreases regulatory enforcement, like Latin America, the need for natural raw materials and Asia, and Africa and some areas in the United fossil fuels for cement production. States. These are precisely the markets where Cemex could benefit the most from In 2025, Cemex repurposed 25 million tons of increased alternative fuel rates at lower costs. waste. These 25 million tons consist primarily of external waste and by-products from Current and anticipated eec ff ts of risks and other industries and cities. By 2030, we aim opportunities. to increase the amount of waste and by- Positive impact for our direct operations, products we repurpose by more than 50%. including countries such as Egypt, Colombia, Mexico, Nicaragua, Panama, Jamaica, Puerto Current and anticipated financial effects. Rico, Barbados, the United Arab Emirates, Reducing exposure to future fossil fuel price and United States. Countries in Europe increases by switching from fossil fuels to have already leverage on this opportunity. alternative fuels and reducing our direct Sustainability-related Disclosures Report | 25

Cemex’s transition plan Future in Action, our global climate action and To learn more about our Future in Action nature program, is our long-term road map to program and Smart Decarbonization, please achieve carbon neutrality by 2050, reflecting refer to page 30 in our 2025 Integrated our conviction that climate action underpins Report. competitiveness, operational resilience, and sustainable growth. Future in Action addresses this challenge through two core pillars, smart decarbonization and responsible nature and is supported by three enablers, which are innovation and partnerships, advocacy, and sustainable finance. Together, they strengthen focus, integration, accountability, and execution. Within the current Future in Action program, existing initiatives and commitments are consolidated into a sharper, more integrated approach. At its core, Future in Action positions Cemex to effectively address climate risks, opportunities, and impacts. Since 2022, Cemex validated its 2050 net-zero CO roadmap and its 2030 2 decarbonization goals under the Science Based Targets initiative’s (SBTi) 1.5°C Scenario, becoming one of the first companies in the industry to do so. Sustainability-related Disclosures Report | 26

Sustainability and climate resilience Resilience - Sustainability- related risks and opportunities (IFRS S1) Cemex assessed the strategic resilience of sustainability-related risks and opportunities by considering two socioeconomic trajectories consistent with Shared Socioeconomic Pathways (SSPs): SSP2 (continuity) and SSP1 (sustainability acceleration). The impacts on human capital, regulatory compliance, critical resources, and operational performance were analyzed. This analysis evaluates the resilience of Cemex’s sustainability strategy in the short and medium term, analyzing risks and opportunities based on their impact on the Company. Sustainability-related Disclosures Report | 27

	Continuity (SSP2)	Sustainability Acceleration (SSP1)
Description	The environment is evolving gradually. There are no abrupt regulatory or market changes. Sustainability remains relevant, but without a significant acceleration in expectations or demands. Economic and social development follows historical trends. There is gradual progress, but without profound transformations. Institutions are responding moderately and unevenly.	The environment is changing rapidly. Sustainability is shifting from a competitive advantage to a requirement for operating. Regulatory, market, and social demands are increasing significantly. The economy and society are evolving toward greater sustainability, institutional cooperation, innovation, and social accountability. ESG criteria are becoming integrated into the core of the market.
Assumptions		
Policy and regulation	▪ Gradual and predictable regulatory changes by region ▪ Increasing but moderate/limited enforcement and compliance with oversight and penalties ▪ Sustainability or ESG requirements are gradually increasing and are mostly voluntary or in their initial stages	▪ Stricter and faster-implemented labor, environmental, and sustainability disclosure regulations ▪ Increased compliance (fines, closures, reputational damage) ▪ Stronger due diligence requirements (human rights, anti-corruption, data) ▪ Greater mandatory traceability in the supply chain ▪ Increased ESG audits, litigation, and penalties
Trends and expectations from stakeholders[5]	▪ Investors and customers remain interested in sustainability, but without aggressive pressure, balancing it with financial returns. ▪ Reputation is relevant, but not the deciding factor in purchasing decisions. ▪ Talent values sustainability, prioritizing compensation and stability.	▪ Customers prioritize responsible and transparent brands ▪ Consumers exert greater reputational pressure ▪ Investors condition financing on ESG performance ▪ Talent expects well-being, inclusion, security, and purpose
Operational and social stability	▪ A competitive yet stable and functional labor market ▪ Low frequency of social conflicts or disruptions ▪ A relatively stable macroeconomic environment, with periodic episodes of volatility, allowing for operational continuity without structural disruptions	▪ Stronger institutions, but greater public scrutiny ▪ Low tolerance for labor, environmental, or ethical incidents ▪ Higher probability of labor disputes ▪ More intense social and digital activism ▪ Greater exposure to reputational crises
Key resources	▪ Water and inputs available, with increasing regional pressures ▪ Operating costs rising moderately ▪ Adequate access to talent, albeit competitive	▪ Water managed with greater restrictions and real costs ▪ Increased scarcity of specialized talent ▪ Inputs subject to greater scrutiny and traceability requirements

[5] To learn more about our stakeholders, consult page 241 of our 2025 Integrated Report.

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Sustainability resilience assessment Continuity Sustainability acceleration (SSP2) (SPP1) Time horizon Risk Opportunity Risk Opportunity Health and safety Short Medium Business conduct and compliance Short Medium Employee training and development Short Medium Employee well-being Short Medium Nature Short Medium Low impact Medium impact High impact Sustainability-related Disclosures Report | 29

(2040). The identified risks and opportunities Resilience - Climate-related are assessed based on their impact on risks and opportunities business activity, financial and earnings position, and cash flow (USD million). (IFRS S2) To assess climate-related risks, since 2023, we have engaged with Risilience, an enterprise risk management specialist. This partnership allows us to assess our exposure to climate-related risks and opportunities under different global average-temperature increase scenarios. Based on a digital twin, five emission scenarios and Shared Socioeconomic Pathways (SSP) defined by the Intergovernmental Panel on Climate Change (IPCC) were incorporated: Paris Ambition (SSP1-1.9), Paris Agreement (SSP1-2.6), Stated policy (SSP2- 4.5), Current policy (SSP3-7.0), and No policy (SSP5-8.5) which form the basis of the IPCC’s Sixth Assessment Report (AR6). These pathways define possible future emission scenarios with different narratives that explore how society, demographics, and economics will affect greenhouse gas emissions, resultant radiative forcing, and temperature rise across the globe. This scenario analysis assesses the resilience of Cemex’s climate strategy over the medium-term (five-year) and long-term Sustainability-related Disclosures Report | 30

Climate resilience assessment No Policy Action Current Policy Stated Policy Paris Agreement Paris Ambition (SSP5-8.5) (SSP3-7.0) (SSP2-4.5) (SSP1-2.6) (SSP1-1.9) Time Risk Opportunity Risk Opportunity Risk Opportunity Risk Opportunity Risk Opportunity frame Policy 2030 2040 Technology 2030 2040 Market 2030 2040 Reputation 2030 2040 Physical 2030 (acute and chronical) 2040 Quantification based on impact of business activity, financial and earnings position, and cash flow (USD Million): Low Medium High Sustainability-related Disclosures Report | 31

Scenario Name and Reference	No Policy Action (SSP5-8.5)	Current Policy (SSP3-7.0)	Stated Policy (SSP2-4.5)	Paris Agreement (SSP1-2.6)	Paris Ambition (SSP1-1.9)
Description	Governments fail to implement policies and therefore, CO_2 emissions go unregulated	Existing CO_2 emission reduction policies are followed	Existing and planned CO_2 emission reduction policies are implemented and followed	There is an attempt to follow environmentally friendly practices; most of the major consequences of climate change are averted	Strict environmentally friendly practices are adopted, avoiding major consequences of climate change
Temperature change vs average global temperature of 1850-1900	2030 – 1.6°C 2050 – 2.4°C 2100 – 4.4°C	2030 – 1.5°C 2050 – 2.1°C 2100 – 3.6°C	2030 – 1.5°C 2050 – 2.0°C 2100 – 2.7°C	2030 – 1.5°C 2050 – 1.7°C 2100 – 1.8°C	2030 – 1.5°C 2050 – 1.6°C 2100 – 1.4°C
Relevant Underlying Assumptions					
Industry policies and incentives to technology development	Lack of global GHG policies and regulations.	Climate policies remain limited and are likely to vary by region with different levels of enforcement. Energy efficiency in plants is primarily pursued as a cost-effective measure.	Different measures depending on the geography. EU: New Industrial Strategy and country-level spending on green industry pilots, circular economy and hydrogen. U.S.: Investments from a Department of Energy program to decarbonize manufacturing. LATAM: No incentives, except in Brazil.	Across all regions, policies are expected to support increased deployment of CCUS and hydrogen, promote the circular economy, and enhance minimum energy performance standards for electric motors by 2025, along with mandatory energy audits.	Achieving these targets will require a much faster pace of technological innovation than previously achieved, and at a competitive cost. Most new clean technologies in heavy industry are expected to be demonstrated at scale by 2030, with over 90% of heavy industrial production reaching low emissions by 2050.
Building sector policies		Building codes and standards vary significantly between regions, with weaker regulations in developing areas, which lag behind more developed regions. The integration of renewable energy sources in buildings is low, and buildings continue to rely on fossil fuels to meet their energy and electricity demands.	Policies and measures differ by region: in the EU, there are country-level incentives for renovations and appliance upgrades, new building codes, and support for clean heating incentives and investments; in Egypt, minimum performance standards apply only to incandescent lamps; in the U.S., updated minimum energy performance standards are in place; in LATAM, no building policies are currently in effect.	Mandatory energy conservation building codes, including net-zero emissions requirement for all new buildings by 2030, at the latest.	Universal energy access is anticipated, with all new buildings being zero-carbon-ready, and 85% of all buildings reaching zero-carbon readiness by 2050.
Carbon price (IEA reference) USD/ton		Low carbon prices due to weak climate policies.	EU: 2030: 65 / 2040: 75 / 2050:90 Colombia, Mexico: 2030: 15 / 2040: 20 / 2050: 30 US: Price only in California.	Advanced economies: 2030: 120 / 2040: 170 / 2050: 200 Colombia and Mexico with NZ pledge: 2030: 40 / 2040: 110 / 2050: 160	Advanced economies: 2030: 130 / 2040: 205 / 2050: 250 Developing economies: 2030:15 / 2040: 35 / 2050: 55
Cement demand and demand of lower carbon products	No demand for lower-carbon products. Cement demand increases to build infrastructure adapted to the dramatic effects of climate change, such as floods or droughts.	Slow adoption of lower-carbon products with developed countries having higher adoption rates than developing regions. Cement demand increases due to high population growth and urbanization in developing countries.	CAAGR: +0.7 in 2030 and -0.2 in 2050 Lower-carbon products demand increase +0.1	CAAGR: +0.7 in 2030 and -0.4 in 2050 Lower-carbon products demand increase +0.2	CAAGR: -0.20 in 2030 and -0.3 in 2050 Lower-carbon products demand increase +0.5

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Resilience - Results from the sustainability and climate risks analysis

The sustainability landscape has evolved rapidly at a global level, with increased scrutiny and constantly shifting commitments. In this dynamic context, Cemex reaffirms its commitment to leadership and resilience in sustainability, adapting its strategy to respond to the external environment and align it with the Company's strategic priorities. To this end, the Company has implemented policies and initiatives that, in various areas, go beyond regulatory compliance, allowing it to maintain a strategic advantage in the face of rising ESG expectations and demands.

Health and safety remain Cemex's top organizational value and is at the core of everything we do. This approach is underpinned by a strong, externally validated safety culture, with globally recognized industry-leading performance, and supported by continuous improvement plans that strengthen and evolve existing practices. In addition, our health and safety strategy has evolved to include the holistic well-being of employees both inside and outside the workplace, with the goal of promoting a better quality of life and building a resilient, future-ready workforce. All of this has facilitated the effective fulfillment of our commitments and the continuous improvement of our performance.

Regarding compliance, Cemex's proactive ESG approach, supported by robust policies, solid internal processes, and the adoption of best practices beyond minimum compliance, strengthens its ability to respond effectively to an ever-evolving regulatory framework. This not only reduces legal, operational, and/or reputational risks but also reinforces stakeholder confidence and strengthens the Cemex's performance alignment with current and future expectations for sustainability and corporate governance. In this context, Cemex's compliance strategy is consolidated as a cross-cutting and enabling component of its sustainability strategy.



In the environmental sphere, the nature-related strategy is integrated into the Future in Action program and incorporates initiatives related to water, biodiversity, and environmental management. Targets have been set for 2030 to reduce freshwater extraction and emissions from cement operations, supported by improved operational practices and the progressive adoption of monitoring and mitigation technologies, exceeding applicable regulatory requirements.

Taken together, the progress achieved on material sustainability issues reflects a resilient strategy designed to anticipate and respond effectively. Furthermore, proactive management strengthens the Company's ability to face changing scenarios and increasing external pressures, enabling Cemex to mitigate significant risks, capitalize on long-term opportunities, and maintain operational continuity. In this context, sustainability is consolidated as a key enabler for operational stability, strategic decision-making, and the generation of sustainable value, grounded in an organizational culture that goes beyond regulatory compliance.

Regarding our climate resilience, Cemex recognizes that climate action is the greatest challenge of our time and our strategy remains aligned with the most ambitious scenario, Paris Ambition (SSP1-1.9). The assessment considers the inherent risk to Cemex but does not account for residual risk. However, the results confirm that Cemex's carbon strategy is generally robust and demonstrates strong climate initiatives and performance. Particularly, we have robust efforts in technology and market, as these two areas show a high impact quantification throughout the two-time frames considered in this assessment. Our innovation and research and development teams are continuously working to identify, develop, and invest in new technologies that deliver innovative building materials and solutions to build resilient cities, urban projects, buildings, and infrastructure. We are also investing in and forming partnerships to develop and leverage technologies as we enhance our production processes, in line with our climate commitments.

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Additionally, our portfolio of products and We will continue working toward our 2030 solutions with sustainable attributes, Vertua®, target of reducing our net specific CO 2 which includes our lower-carbon concrete emissions by 47% compared to our 1990 and cement, has gained rapid adoption by baseline. Also, Cemex expects to continue customers across the geographies where investing in research and development, we operate. Cemex remains committed to capitalizing on Cemex Ventures and strategic offering products and services that address partnerships to continue at the forefront of our customers’ sustainability-related concerns the building materials industry by offering while maintaining alignment with the most cutting-edge sustainable products and ambitious net-zero scenario efforts by 2050. solutions and improving our production processes in line with our decarbonization roadmap. We anticipate that these The results of this assessment, along with efforts will be further strengthened in the the analysis of our Future in Action program, most carbon-constrained scenarios. with its related initiatives and progress, demonstrate that our strategy is robust and well-prepared to tackle the most ambitious challenges expected under each scenario and to deliver on our climate commitments. Sustainability-related Disclosures Report | 34

Risk management ǫ Processes and related policies the entity uses to identify, assess, prioritize and monitor sustainability- and climate-related risks ǫ Processes the entity uses to identify, assess, prioritize and monitor sustainability-related opportunities ǫ Processes the entity uses to identify, assess, prioritize and monitor climate-related opportunities, including information about whether and how the entity uses climate-related scenario analysis to inform its identification of climate-related opportunities ǫ The extent to which, and how, the processes for identifying, assessing, prioritizing and monitoring sustainability- and climate-related risks and opportunities are integrated into and inform the entity’s overall risk management process Cemex has an Enterprise Risk Management from a comprehensive ERM process that (“ERM”) system established throughout identifies and manages various types of risks, the organization with global policies and trends, emerging concerns, and opportunities procedures designed to anticipate and that could impact Cemex’s strategic priorities risks and opportunities previously identified manage the main risks and opportunities that in the short-, medium-, and long-term. This in the risk and opportunity agenda. These could affect our business. Our ERM system, agenda is presented and reviewed once a risks and opportunities are prioritized based led by our Corporate Strategic Planning team year to the Risk Management Committee, on their overall risk rating assessed by ERM, and supported by cross-functional teams, which is composed of the Executive which is based on their estimated probability combines bottom-up and top-down strategies Committee members, and to the Board of (likelihood of the risk materializing) and to support better-informed decision- Directors through the Sustainability, Climate impact (qualitative/quantitative consequences making and risk-management strategy at Action, Social Impact and Diversity Committee for Cemex if the risk materializes). all levels of the organization. Sustainability for its insight, discussion, and approval. This risks and opportunities, including those agenda includes sustainability, ESG, and For climate-related risks, in addition related to climate change, are managed climate-related risks and opportunities, to our ERM system, a scenario analysis within the ERM system. The ERM and the which are managed within the ERM system. is elaborated, integrating the risks Sustainability functions are the primary and opportunities identified in the responsible departments for assessing The Board of Directors, through the agendas, and using relevant inputs and climate-related risks and opportunities. Sustainability, Climate Action, Social Impact parameters to assess each element. and Diversity Committee, provides strategic Our risk and opportunity agenda, developed guidance, oversight, and detailed discussion at global, regional, and country levels, results of the sustainability and climate-related Sustainability-related Disclosures Report | 35

Risk and Opportunity Management Process at Cemex Our risk and opportunity management processes adhere to best practices from ISO 31000, ISO 22301, and ISO 22361 standards for risk management, business continuity, and crisis management, as well as to the Business Continuity Institute guidelines. The ERM process consists of five phases: Identification. Using both bottom-up and top-down approaches, we employ risk interviews, online surveys, workshops, and external experts’ insights, benchmarks and external and industry reports, among other techniques, to identify events that could impact Cemex in the short, medium, and long term. Identification Assessment. Risk and opportunities are evaluated and prioritized using qualitative and quantitative methods to determine their potential impact Reporting and likelihood of materialization within a specific timeframe. Treatment. A risk owner is assigned responsibility for managing each identified risk. ERM leaders follow up on treatment actions and risk mitigation, sometimes coordinating specialized task forces focused on mitigating specific risks or capitalizing on identified opportunities. Assessment Report. Main risks and opportunities are integrated into the enterprise risk and opportunity agenda, which is discussed by senior management at global and regional Treatment levels. Relevant changes in the status of identified risks, opportunities, and treatment Monitoring measures are promptly communicated to decision-makers through several reports. Monitor. We constantly monitor the business environment in which we operate to effectively report risks and opportunities to decision-makers. Sustainability-related Disclosures Report | 36

Metrics and targets

We employ the following protocols and techniques for measuring the sustainability and climate key performance indicators (KPIs) that we report:

Health and safety

Intelex, which feeds an internal database, collects all related health and safety information from each site and automatically provides the appropriate information to calculate the indicators. The database is configured using the GCCA definitions. Health and safety indicators are calculated according to industry standard, the GCCA Sustainability Guidelines for the monitoring and reporting of safety in cement and concrete manufacturing (March 2023).

Our People (Employees)

The metrics were prepared and calculated with support based on the GRI Sustainability Reporting Standards. The calculation and reporting of the eNPS indicators are consolidated through our Workforce Satisfaction Survey (We'X), which is administered globally each year either as a comprehensive or pulse survey.



Particulate matter, NOx, and SOx emissions

Absolute and specific figures are calculated based on kiln measurements taken from Continuous Emissions Monitoring Systems (CEMs) (in those sites where kilns are equipped with such technology) or spot analysis. These methods fully comply with GCCA Sustainability Guidelines for the monitoring and reporting of emissions from cement manufacturing (October 2019). All information is reported to Cemex databases, processed, calculated, and validated to provide a final group value. The values are calculated in standard conditions of 0°C, 1 atmosphere, and 10% Oxygen (O_2) content at the measuring point.

Water

The classification, measurement and reporting of data related to water is calculated according to industry standard, the GCCA Sustainability Guidelines for the monitoring and reporting of water in cement manufacturing.



CO_2 emissions

Cemex reports absolute and specific CO_2 emissions following the Global Cement and Concrete Association (GCCA) Sustainability Framework Guidelines and the GCCA Sustainability Guidelines for the monitoring and reporting of CO_2 emissions from cement manufacturing (October 2019), based on the CEN Standard EN 19694-3 (Stationary source emissions – Determination of Greenhouse Gas (GHG) emissions in energy-intensive industries – Part 3: Cement Industry).

The measurement is based on the mass balance methodology, fully described in the CEN Standard on CO_2 emission from the cement industry EN-19694-3 and applied through the spreadsheet of the Cement CO_2 Protocol (previously known as WBCSD CSI Cement CO_2 and Energy Protocol v. 3.1). It considers direct emissions occurring from sources that are owned or controlled by the Company, excluding those from the combustion of biomass that are reported separately (Scope 1) and indirect emissions from the generation of purchased electricity consumed in the Company's owned or controlled equipment (Scope 2) and from the clinker purchased (Scope 3). For countries covered by the European Union Emissions Trading System (EU ETS), CO_2 data considers the information validated by an independent verifier in accordance with the applicable Accreditation and Verification Regulation.

Energy

Fuel consumption indicators are reported to internal Cemex databases in which "conventional," "alternative," and "biomass fuels" are classified according to the Cement CO_2 Protocol spreadsheet. Heat values are obtained from on-site analysis (where applicable), provided by suppliers or standards from recognized sources.

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Clinker factor and alternative fuels All material consumption is reported to internal Cemex databases in which “alternative materials” are defined following the standards from the GCCA Sustainability Guidelines for co-processing fuels and raw materials in cement manufacturing (October 2019). The “clinker/cement factor” is calculated using the Basic Parameters set out in the GCCA Sustainability Framework Guidelines and according to the GCCA Sustainability Guidelines for the monitoring and reporting of CO emissions from cement 2 manufacturing, procedures indicated in the Cement CO Protocol spreadsheet with 2 information obtained from the databases. For 2025, certain sustainability- and climate- related metrics were validated by a third party under a limited assurance. For more details about the metrics audited, please refer to page 228 of our 2025 Integrated Report. Sustainability-related Disclosures Report | 38

Sustainability-related metrics Health and Safety Our People Limited Limited 2023 2024 2025 2023 2024 2025 Assurance Assurance Fatalities (No.) Employee turnover (%) Employees (No.) 3 1 2✓ Voluntary 12.0 11.2 9.0 Contractors (No.) 1 2 2✓ Involuntary 9.2 11.5 21.4 Employee Fatality Rate 0.7 0.2 0.5✓ Total 21.2 22.7 30.4 (per 10,000 employees) Employee training by position (average hours/year) Lost Time Injury Frequency Rate (LTI FR) (per million hours worked) Senior Leadership - 21 9 Employees (No.) 0.6 0.6 0.3✓ Middle Management - 23 27 6 Contractors 0.6 0.5 0.6✓ Entry Level - 23 11 Employee Lost Time Injury Severity 53.6 50.9 41.9✓ Rate (LTI SR) Operational positions - 14 20 6 (lost days per million hours worked) Employee Net Promoter Score 57 54 47 6 Sites certified with ISO 45001 (%) 72 70 70 (eNPS) 6 Cement only. Sustainability-related Disclosures Report | 39

Air Emissions

	2023	2024	2025	Limited Assurance
Coverage (% of clinker production)				✓
Clinker produced with continuous monitoring of major emissions (PM, NOx, and SOx) (%))	99	100	100	✓
Clinker produced with monitoring of major and minor emissions (PM, NOx, SOx, Hg, Cd, Tl, VOC, PCDD/F) (%)	93	93	97	
Specific emissions (clinker)				
Specific particulate matter (PM) emissions (g/ton clinker)	45	35	26	✓
Specific NOx emissions (g/ton clinker)	1,217	1,268	1,236	✓
Specific SOx emissions (g/ton clinker)	206	298	126	✓
Specific VOC emissions (g/ton clinker)	-	35	34	✓
Specific Hg emissions (mg/ton clinker)	-	17	11	✓
Specific HM1 emissions (mg/ton clinker) [7,8]	-	39	26	✓
Specific HM2 emissions (mg/ton clinker) [7,8]	-	375	402	✓
Specific PCDD/F emissions (ng/ton clinker)	-	25	37	✓

[7] HM1: Sum of cadmium (Cd) and thallium (Tl) and their compounds. HM2: Sum of antimony (Sb), arsenic (As), lead (Pb), chromium (Cr), cobalt (Co), cooper (Cu), manganese (Mn), nickel (Ni) and vanadium (V) and their compounds.
[8] USA values not included as operations monitor HM1 and HM2 as a surrogate of PM as per local requirements.
[9] "Target countries" refers to the countries where Cemex has operations that are considered medium- and high-risk countries with regards to corruption and money laundering, as per internal analyses.

Water Management

	2023	2024	2025	Limited Assurance
Total water withdrawals (million m³)	52.5	50.1	45.2	✓
Total water discharge (million m³)	14.1	12.7	10.9	✓
Total water consumption (million m³)	38.4	37.4	34.3	
Total freshwater withdrawn in sites located in water-stressed areas (million m³)	6.3	4.6	2.8	✓
Total freshwater consumption in sites located in water-stressed areas (million m³)	5.7	4.2	2.8	
Sites with water recycling systems (%)	87	89	91	
Implementation of Water Action Plans in sites located in water-stressed areas (%)	30	40	50	

Compliance

	2023	2024	2025	Limited Assurance
Target countries that participated in the Global Compliance Program (antitrust, anti-bribery, among others) (%)[9]	100	100	100	
Implementation of Ethics and Compliance Continuous Improvement Program (%)	95	100	100	

Sustainability-related Disclosures Report | 40

Climate-related metrics

Greenhouse Gas Emissions	2023	2024	2025	Limited Assurance
Scope 1 specific gross CO_2 emissions (kg CO_2/ton of cementitious product)	603	580	566	✓
Scope 1 specific net CO_2 emissions (kg CO_2/ton of cementitious product)	541	526	528	✓
Scope 2 specific CO_2 emissions (kg CO_2/ton of cementitious product)[10]	50.6	44.7	35.5	
Reduction in CO_2 emissions per ton of cementitious product from 2020 baseline (%)	12.8	15.2	14.4	
Scope 1 CO_2 gross emissions (million ton)11)[11]	33.3	27.2	26.1	
Scope 2 CO_2 emissions (million ton)	2.9	2.2	1.8	
Scope 3 CO_2 emissions (million ton)[12]	16.4	13.4	12.4	
Category 1: Purchased goods and services (million ton)[13]	5.9	4.8	4.5	✓
Category 2: Capital goods (million ton)	0.2	0.2	0.2	
Category 3: Fuel and energy related (million ton)[13]	2.4	2.0	1.9	✓

Greenhouse Gas Emissions	2023	2024	2025	Limited Assurance
Category 4: Upstream transport (million ton)	2.0	1.7	1.7	
Category 5: Waste (million ton)	0.002	0.002	0.002	
Category 6: Business travel (million ton)	0.02	0.02	0.01	
Category 7: Employee commuting (million ton)	0.06	0.05	0.05	
Category 9: Downstream transport (million ton)	0.6	0.6	0.8	
Category 10: Processing of sold products (million ton)	0.1	0.1	0.1	
Category 11: Use of sold products (million ton)[13]	3.6	2.0	1.4	✓
Category 12: End-of-life treatment of sold products (million ton)	0.6	0.9	0.8	
Category 15: Investments (million ton)	1.0	1.0	0.9	
Scope of emissions covered by an ETS/carbon taxation regime (% Scope 1)[11]	30	34	39	

[10] Marked based.
[11] Figure includes emissions from Cemex-owned road transport fleet.
[12] All categories of Scope 3 are included.
[13] Total emissions are reported by category. KPMG verified 85% and 59% of Categories 1 and 3 respectively, and 100% of the data for Category 11.

Sustainability-related Disclosures Report | 41

Energy Consumption

	2023	2024	2025	Limited Assurance
Cement Fuel Mix (%)				
Primary Fuels[14]	63.2	63.3	67.9	
Alternative Fuels	36.8	36.7	32.1	
Fossil-based waste	25.0	21.8	16.5	
Biomass waste	11.8	14.9	15.6	
Power consumption from clean energy in cement (%)[15]	36	34	40	

Alternative Raw Materials and Waste Management

	2023	2024	2025	Limited Assurance
Clinker Factor (Cementitious) (%)	72.3	71.8	70.1	✓
Alternative raw material rate (%)[16]	12.7	14.0	13.7	
Total waste-derived sources repurposed (million ton)[17]	24.7	27.1	25.3	
Percentage of own operational waste that is recycled (%)	79	82	84	

Sustainable Products and Solutions

	2023	2024	2025	Limited Assurance
Percentage of products that qualify for credits in sustainable building design and construction certifications (% sales volume)	-	59	62	
Vertua® Lower carbon cement sales vs. total cement volume sold (%)	56	63	63	
Vertua® Lower carbon concrete sales vs. total ready-mix concrete volume sold (%)	48	55	56	

[14] Includes petroleum coke, coal, fuel oil + diesel, and natural gas.
[15] Our definition of clean energy includes renewable energy sources such as solar, wind, hydro, geothermal, and biomass, together with power generated from waste heat recovery systems.
[16] Cement only.
[17] Includes non-recyclable waste consumed in our operations as alternative raw material and fuel, alternative aggregates, own recycled material in our businesses and other waste managed by the Company.

Sustainability-related Disclosures Report | 42

Capital deployment

In 2025, we invested more than $210 million in sustainability-related projects at our global operations, including projects to monitor and control air emissions, increase operational efficiency, and mitigate our carbon footprint through the use of alternative fuels and clinker substitution efforts.

Internal carbon price

Since 2020, Cemex has implemented an internal carbon price as a shadow price to drive low-carbon investments and change internal behaviors. This approach reflects a simulated cost for CO_2 emissions, assuming that all our sites worldwide operate under an ETS. Each year, we update the price of carbon according to the latest EU ETS average price forecast from a report by ten analysts (76.3 EUR/t for 2025 and 131 EUR/t for 2030; UKA 2025: 52.4 GBP/ton). This also includes UK ETS price forecast. The California market price is adjusted based on analyst's best estimate used for our California operation (28.1 USD/t in 2025, and 90 USD/t in 2030). For non-regulated countries outside the EU and California, we apply a carbon floor price of 25.9 USD/ton in 2025, and 36 USD/t in 2030. These forecasts are used in all our business units, enabling managers to make operational and investment decisions while considering the impact of CO2 emissions on present and future financial performance.

Remuneration - Variable Compensation Plan

The Variable Compensation Plan (VCP) available to our senior management takes into account performance metrics that include a combination of the employee's business unit, regional and consolidated global results as compared to the Company's specific annual target goals, compared against the Company's specific annual targets, which include certain health and safety factors, as well as sustainability factors.

Since 2022, our Variable Compensation Plan includes a new CO_2 Emissions Component related to carbon reduction goals that could have an impact ranging from -10% to +10% in the total cash payout of the annual VCP. As of December 31, 2025, 4,500 executives participated in the VCP.


CEMEX

Sustainability-related Disclosures Report | 43

Sustainability-related targets

Sustainability is an integral part of Cemex's strategy and, therefore, is linked to all functions across all our business lines.

Cemex used an ESG framework to define its sustainability model with priority initiatives. A process was then carried out to define the 2030 sustainability targets, involving collaboration from more than 10 corporate functions. Representatives from all countries and regions also participated, given the bottom-up approach implemented to establish our commitment across all business units responsible for contributing to the achievement of our overall targets. For more information on the development of the 2030 sustainability targets, please visit Cemex's website.

	Baseline year	2025 Performance	2030 Target
Health and Safety			
Employee fatalities (No.)	-	2	0
Employee lost time injuries (LTI) frequency rate	-	0.3	0
Employee Experience			
Employee Net Promoter Score (eNPS)	-	47	≥43
Voluntary turnover (%)[18]	-	9	<10
Air Emissions			
Reduction of PM emissions per ton of clinker vs. 2005 (%)	2005	91	95
Reduction of NOx emissions per ton of clinker vs. 2005 (%)	2005	41	47
Reduction of SOx emissions per ton of clinker vs. 2005 (%)	2005	81	67
Water			
Implementation of water action plans in sites located in water-stressed areas (%)[19]	2021	50	100
Reduction in specific freshwater withdrawal in cementitious (%)	2021	3.8	20
Reduction in specific freshwater withdrawal in aggregates (%)[20]	2021	14.2	15
Reduction in specific freshwater withdrawal in concrete (%)	2021	19.3	10
Compliance			
Implementation of Ethics and Compliance Continuous Improvement Program (%)	-	100	100

[18] 2030 target is an annual target.
[19] Water Action plans being implemented in accordance with the scoping study on water-stressed areas conducted in 2020.
[20] Water Action plans being implemented in accordance with the scoping study on water-stressed areas conducted in 2020.

Sustainability-related Disclosures Report | 44

Climate-related targets

Cemex is among the first companies in the global cement industry to validate its 2030 decarbonization targets and 2050 net-zero goal through the Science Based Targets initiative (SBTi) for alignment under their new 1.5°C scenario, the most ambitious for the cement industry. This validation includes Scope 1, 2, and 3 emission targets, allowing us to align with the Paris Agreement objective. Our 2030 and 2050 net-zero targets do not consider the use of offsets or carbon credits, in alignment with SBTi criteria.

To reach our climate targets, we have developed a CO_2 roadmap including specific reduction initiatives for each cement site, identifying the necessary resources (capital expenditure) and calendar for their implementation. Each region monitors monthly its site-by-site plan to strive to comply with its implementation and resources allocation.

	2020 Baseline	2025 Performance	2030 Target	2050 Target
Scope 1				Net zero CO_2 emissions across the Company
Reduction of CO_2 net emissions in cement per ton of cementitious product (kg CO_2/ton of cementitious product)	620	528 14% reduction	< 430 31% reduction	
Clinker factor (cementitious) (%)		70.1	68	
Alternative fuels (%)		32.1	55	
Scope 2				
Reduction of CO_2 emissions per ton of cementitious product (kg CO_2/ ton of cementitious product)	57	35.5 37% reduction	24 58% reduction	
Scope 3				
Reduction of CO_2 emissions per ton of purchased clinker and cement (kgCO_2/ton)	850	828	25% reduction	
Reduction of absolute CO_2 emissions of traded fuels (tons of CO_2)	5,730,384	1,440,736	42% reduction	

Sustainability-related Disclosures Report | 45

Statement of compliance

This report was prepared in accordance with the IFRS Sustainability Disclosure Standards S1 and S2 issued by the International Sustainability Standards Board (ISSB).

Since this is the first annual period for which the Company is required to report such information for the first time, Cemex applied, through the corresponding corporate notice, the transition exemption contemplated in paragraph E4 of the Transition section of Appendix E (Effective Date and Transition) of IFRS 1 (General Requirements for Disclosure of Sustainability-Related Financial Information), under the terms in which the relief was offered to issuers.

Judgements, uncertainties and errors; Cautionary statement regarding forward-looking statements

As of year-end 2025, we recognize that additional risks and uncertainties could emerge or materialize in 2026 and subsequent years due to changes in market conditions, business dynamics, regulatory environments, and other external factors. Accordingly, the relative significance of the risks described in this section may increase or decrease over time.

Furthermore, the preparation of sustainability and climate-related information requires the application of significant judgments, estimates, and assumptions by Management, particularly in defining the scope of the report, identifying relevant risks and opportunities, and measuring non-financial metrics, including those related to greenhouse gas emissions. These judgments are based on the management team's experience, the information available, and the methodologies considered appropriate as of the reporting date, and may differ as the availability and quality of information or measurement practices evolve.

The identification of our sustainability-related risks and opportunities (IFRS S1) was based on our Double Materiality assessment[21], which integrates the most relevant financial and non-financial topics for Cemex and our stakeholders. This process involves applying significant judgments to determine which risks and opportunities should be disclosed, the applicable time horizons, and the degree to which these could affect the Company's outlook.

This assessment is also designed to achieve alignment with the European Union's Corporate Sustainability Reporting Directive (CSRD) and the GRI Sustainability Reporting Standards, considering inherent risk prior to mitigation measures. In addition, climate-related risks are assessed based on the joint assessment conducted in collaboration with Risilience, which is explained in detail in the climate resilience section of this report.

After adjusting the materiality of risks and opportunities to a financial impact under International Financial Reporting Standards (IFRS), based on residual risk after considering mitigation measures, no material financial impact for Cemex was identified during 2025. However, the measurement and the quantification of certain impacts, particularly those related to climate change, involves inherent uncertainty, as in some cases direct measurement is unavailable and it is necessary to use estimates based on activity data, emission factors, and operational assumptions. Such estimates may vary as information availability improves, methodologies evolve, or new data sources are incorporated.

Additionally, climate-related projections and scenario analysis results depend on assumptions about future conditions —including macroeconomic variables, regulatory changes, technological evolution, and weather patterns— which are subject to uncertainty and could differ from actual results.

However, we present the sustainability- and climate-related risks and opportunities considered relevant to our operations and the industry.

Cemex plans to continue strengthening efforts to identify and quantify material risks and opportunities across our value chain.

The sustainability-related information presented in this report comes from multiple systems, operations, and geographies, which may imply limitations in terms

[21] For more information of our Double Materiality assessment analysis and results, please refer to page 233 of our Integrated Report 2025

Sustainability-related Disclosures Report | 46

of the completeness, consistency, or regulations in all jurisdictions where such results and any estimate, projection and/or Mexico, the United States of America, the comparability of the data. In this context, the provisions exist, including but not limited to the guidance presented in this report to differ European Union (“EU”), the United Kingdom Management applies judgment to assess US Private Securities Litigation Reform Act of materially from historical results, performance or other countries in which we operate; the the quality of the available information 1995. These forward-looking statements and and/or achievements or those anticipated by cyclical activity of the construction sector and and to determine when it is necessary information are necessarily subject to risks, forward-looking statements due to various reduced construction activity in our end to use estimates or assumptions. uncertainties, and assumptions, including but factors. Among others, such risks, markets or reduced use in our end markets for not limited to statements related to our plans, uncertainties, assumptions, and other our products; our exposure to sectors that objectives, and expectations (financial or important factors that could cause results and impact our and our clients’ businesses, Furthermore, the internal systems and otherwise), and typically can be identified by any estimate, projection and/or guidance particularly those operating in the commercial controls associated with non-financial the use of words such as, but not limited to, presented in this report to differ or fail to and residential construction sectors, and the information may differ in their level “will”, “may,” “assume,” “might,” “should,” materialize, or that otherwise could have an public and private infrastructure and energy of development from those used for “could,” “continue,” “would,” “can,” “consider,” impact on us, include those discussed in our sectors; volatility in pension plan asset values traditional financial information, which “anticipate,” “estimate,” “expect,” “envision,” most recent annual report and those detailed and liabilities, which may require cash or other may affect the accuracy, consistency, and “plan,” “believe,” “foresee,” “predict,” from time to time in our other filings with the contributions to the pension plans; changes in comparability of the information disclosed. “potential,” “target,” “goal,” “strategy,” U.S. Securities and the Exchange Commission spending levels for residential and commercial “intend,” “aimed”, or other forward-looking (“SEC”), Mexican National Banking and construction and general infrastructure We will also continue professionalizing our words. Although we believe that our Securities Commission (Comisión Nacional projects; the availability of short-term credit processes and methodologies to consistently expectations are reasonable, we can give no Bancaria y de Valores, the “CNBV”) and the lines or working capital facilities, which can and transparently disclose potential assurance that these expectations will prove Mexican Stock Exchange (Bolsa Mexicana de assist us in connection with market cycles; any impacts, in line with best practices and to be correct, and actual results, performance Valores, the “BMV”), which factors are impact of not maintaining investment grade the expectations of our stakeholders. and/or achievements may vary, including incorporated herein by reference, including, debt rating or not obtaining investment grade materially, from historical results, but not limited to: changes in general debt ratings from additional rating agencies The information disclosed in this report and performance and/or achievements or those economic, political and social conditions, on our cost of capital and on the cost of the the current or future events referenced anticipated by forward-looking statements including government shutdowns, new products and services we purchase; therein may contain forward-looking due to various factors. Unless otherwise governments or regimes and decisions availability of raw materials and related statements within the meaning of applicable indicated, these forward-looking statements implemented by such new governments or fluctuating prices of raw materials, as well as securities laws and regulations, including but reflect our current expectations and regimes, changes in laws or regulations in the of goods and services in general, in particular not limited to Section 27A of the Securities Act projections about the future based on certain countries in which we do business, elections, increases in prices of raw materials, goods of 1933, as amended, and Section 21E of the assumptions and on our knowledge of facts changes in inflation, interest and foreign and services, as a result of inflation, trade Securities Exchange Act of 1934, as amended. and circumstances as of the date such exchange rates, employment levels, barriers, measures imposed by governments We intend these forward-looking statements forward-looking statements are made. These population growth, any slowdown in the flow or as a result of conflicts between countries to be covered by the “safe harbor” provisions forward-looking statements necessarily of remittances into countries where we that disrupt supply chains; our ability to for forward-looking statements within the involve risks, uncertainties, assumptions and operate, consumer confidence and the maintain and expand our distribution network meaning of applicable securities laws and other important factors that could cause liquidity of the financial and capital markets in and maintain favorable relationships with Sustainability-related Disclosures Report | 47

third parties who supply us with equipment, fixed maturity and other financial obligations; offer our products and services or from where from sanctions or restrictions imposed on any services and essential supplies; competition in adverse legal or regulatory proceedings or we source our raw materials; trade barriers, financial institution, including but not limited to the markets in which we offer our products disputes, such as class actions or enforcement including but not limited to tariffs or import banks, common representatives, trustees, and services; the impact of environmental or other proceedings brought by third parties, taxes, including those imposed by the United payment processors, paying agents or other cleanup costs and other remedial actions, and government and regulatory agencies, States of America to key markets in which we financial intermediaries, or any related other environmental, climate and related including antitrust investigations and claims; operate, in particular, Mexico, China and the parties; terrorist and organized criminal liabilities relating to existing and/or divested our ability to protect our reputation and EU, and changes in existing trade policies or activities, social unrest, as well as geopolitical businesses, assets and/or operations; our intellectual property; our ability to changes to, or withdrawals from, free trade events, such as global, regional or national ability to secure and permit aggregates consummate asset sales or consummate asset agreements, including the United States- instability, hostilities, war, and armed conflicts, reserves in strategically located areas in sales in terms favorable to us, fully integrate Mexico-Canada Agreement (the “USMCA”), including the current war between Russia and amounts that our operations require to newly acquired businesses, achieve cost- and the overall impact that the imposition or Ukraine, the ongoing war among Israel, the operate or operate in a cost-efficient manner; savings from our cost-reduction initiatives, threat of trade barriers may cause on the United States and Iran, conflicts in the Middle the timing and amount of federal, state, and implement our pricing and commercial overall economy of the countries in which we East and any insecurity and hostilities in local funding for infrastructure; changes in our initiatives for our products and services, and do business or that are part of our global Mexico related to illegal activities or organized effective tax rate; our ability to comply with generally meet our business strategy’s goals; supply chain; availability and cost of trucks, crime and any actions any government takes regulations and implement technologies and the increasing reliance on information railcars, barges, and ships, terminals, to prevent these illegal activities and other initiatives that aim to reduce and/or technology infrastructure for our sales, warehouses, as well as their licensed organized crime; the impact of pandemics, capture CO emissions and comply with invoicing, procurement, financial statements, operators, drivers, staff and workers for epidemics, or outbreaks of infectious diseases 2 related carbon emissions regulations in place and other processes that can adversely affect transport, loading and unloading of our and the response of governments and other in the jurisdictions where we have operations; our sales and operations in the event that the materials or that are otherwise a part of our third parties, which could adversely affect, the legal and regulatory environment, infrastructure does not work as intended, supply chain; labor shortages and constraints; among other matters, the ability of our including environmental, climate, trade, experiences technical difficulties, or is our ability to hire, effectively compensate and operating facilities to operate at full or any energy, tax, antitrust, sanctions, import and subjected to invasion, disruption, or damage retain our key personnel and maintain capacity, supply chains, international export controls, construction, human rights caused by circumstances beyond our control, satisfactory labor relations; our ability to operations, availability of liquidity, investor and labor welfare, and acquisition-related including cyber-attacks, catastrophic events, detect and prevent money laundering, confidence and consumer spending, as well as rules and regulations in the countries and power outages, natural disasters, computer terrorism financing and corruption, as well as the availability of, and demand for, our regions in which we have operations; the system or network failures, or other security other illegal activities, and how any measures products and services; changes in the effects of currency fluctuations on our results breaches; the effects of climate change, in implemented by governments to detect and economy that affect demand for consumer of operations and financial condition; our particular reflected in weather conditions, prevent money laundering, terrorism goods, consequently affecting demand for ability to satisfy our obligations under our including but not limited to excessive rain and financing and corruption, and other illegal our products and services; the depth and debt agreements, the indentures that govern snow, shortage of usable water, wildfires and activities, affect our customers, suppliers and duration of an economic slowdown or our outstanding notes, and our other debt natural disasters, such as earthquakes, countries in which we do business in general; recession, instability in the business landscape instruments and financial obligations, and also hurricanes, tornadoes and floods, that could defaults, losses or disruptions in agreements, and lack of availability of credit; declarations regarding our subordinated notes with no affect our facilities or the markets in which we financial transactions or operations resulting of insolvency or bankruptcy, or becoming Sustainability-related Disclosures Report | 48

subject to similar proceedings; natural results or developments are not indicative reports filed or furnished by us with the SEC, and services. Unless the context indicates disasters and other unforeseen events of results or developments in subsequent the CNBV and the BMV. Market data used otherwise, all references to pricing initiatives, (including global health hazards such as, for periods. Actual results, performance and/ in this report and events referenced herein price increases or decreases, refer to our example, COVID-19); and our ability to or achievements of our operations and the not attributed to a specific source are our prices for our products. The information, implement our climate action program in development of market conditions in which estimates and have not been independently statements, and opinions contained in effect at any given time, if any, including our we operate, or other circumstances that verified. Certain financial and statistical this report are for informational purposes current “Future in Action” climate action and may materialize, may differ materially from information contained in this report is subject only and do not constitute a public offer nature program, and to achieve our those described in, or suggested by, the to rounding adjustments; accordingly, any under any applicable legislation, an offer sustainability goals and objectives in effect at forward-looking statements contained in discrepancies between the totals and the sums to sell, or solicitation of any offer to buy any given time, if any, including those under this report, and events referenced therein. of the amounts listed are due to rounding. any securities or financial instruments, such program. Any or all of our forward-looking statements Unless otherwise specified, all references or any advice or recommendation with may turn out to be inaccurate and the to records are our internal records. respect to such securities or other financial factors identified above are not exhaustive. instruments. You should not construe any Many factors could cause our expectations, Accordingly, undue reliance on forward- such information or other material as legal, expected results, and/or projections This report includes statistical data regarding looking statements should not be placed, tax, investment, financial, or other advice. expressed in this report and in the events the production, distribution, marketing and as such forward-looking statements speak We are not responsible for any third-party referenced herein not being reached and/ sale of cement, ready-mix concrete, clinker, only as of the dates on which they are made. information referenced in this report. or not producing the expected benefits aggregates and Urbanization Solutions. The forward-looking statements and the and/or results, as any such benefits or We generated some of this data internally, information disclosed in this report are made results are subject to uncertainties, costs, and some was obtained from independent Cautionary Statement Regarding and stated as of the dates specified in such performance, and also rate of success and/ industry publications and reports that we Environmental, Social, and Governance referenced report and are subject to change or implementation of technologies, some believe to be reliable sources. We have not (“ESG”) and Sustainability-Related Data, without notice; and, except to the extent of which are not yet proven, among other independently verified this data nor sought Metrics, and Methodologies. This report legally required, we expressly disclaim any factors. Should one or more of these risks or the consent of any organizations to refer includes non-financial metrics, estimates, obligation or undertaking to update or correct uncertainties materialize, or should underlying to their reports in this report. We act in or other information related to ESG and the information contained in this report, or assumptions prove incorrect, actual results, strict compliance with antitrust laws and as sustainability matters that are subject revise any forward-looking statements in such performance and/or achievements may such, among other measures, maintain an to significant uncertainties, which may referenced report, whether to reflect new vary materially from historical results, independent pricing policy that has been include the methodology, collection, and information, the occurrence of anticipated or performance, and/or achievements and/or independently developed and its core element verification of data, various estimates, and unanticipated future events or circumstances, results; performance and/or achievements is to price our products and services based assumptions, and/or underlying data that is any change in our expectations regarding expressly or implicitly anticipated by the upon their quality and characteristics as well obtained from third parties, some of which those forward-looking statements, any forward-looking statements; or otherwise as their value to our customers. We do not cannot be independently verified. The change in events, conditions or circumstances could have an impact on us. Forward- accept any communications or agreements preparation of certain information on ESG on which any such statement is based, or looking statements should not be considered of any type with competitors regarding the and sustainability matters contained in this otherwise. Readers should review future guarantees of future performance, and past determination of our prices for our products report requires the application of a number of Sustainability-related Disclosures Report | 49

key judgments, assumptions, and estimates. standards could materially impact the requirements, standards, and definitions to be these forward-looking statements which As methodologies, reporting standards, performance metrics, data points, and developed and continuously evolve over time. could cause actual results, performance, and information systems evolve, previously targets contained in this report, and the outcomes or events to differ materially reported information may be subject to reader may not be able to compare non- from those expressed or implied in these Cautionary Statement Regarding Forward- updates, revisions, or reclassification in future financial information performance metrics, forward-looking statements, which include, Looking ESG or Sustainability Statements. periods, particularly considering that this data points, or targets between reporting but are not limited to: the extent and pace Certain sections in this report contain report represents the initial disclosures under periods on a direct like-for-like basis. of climate change, including the timing and ESG- or sustainability-related forward- the IFRS Sustainability Disclosure Standards. Additionally, the information disclosed in manifestation of physical and transition looking statements, such as aims, ambitions, The reported measures reflect good faith this report contains references to “green,” risks; the macroeconomic environment; estimates, forecasts, plans, projections, estimates, assumptions, and judgments at “social,” “sustainable,” or equivalent-labelled uncertainty around future climate-related targets, goals and other metrics, including the given point in time. There is a risk that activities, products, assets, or projects. There policy and regulations, including the timely but not limited to: climate and emissions, these judgments, estimates, or assumptions is currently no single globally recognized or implementation and integration of adequate business and human rights, corporate may subsequently prove to be incorrect and/ accepted, consistent, and comparable set of government policies; the effectiveness governance, research and development and or, to the extent legally required, may need definitions or standards (legal, regulatory, of actions of governments, legislators, partnerships, development of products and to be restated or changed. The disclosure of or otherwise) of, nor widespread cross- regulators, businesses, investors, customers, services that intend to address sustainability- information on sustainability-related matters market consensus i) as to what constitutes, and other stakeholders to mitigate the related concerns and sustainability related is not yet subject to the same recognized or a ‘green’, ‘social,’ or ‘sustainable’ or having impact of climate and sustainability-related targets/ ambitions when finalized, including accepted reporting or accounting principles equivalent-labelled activity, product, or risks; changes in customer behavior and the implementation of technologies and and rules as traditional financial information. asset; or ii) as to what precise attributes are demand, changes in the available technology other initiatives that aim to reduce and/ Consequently, there are no commonly required for a particular activity, product, for mitigation and the effectiveness of any or capture CO emissions. These forward- 2 accepted reporting practices for us to follow, or asset to be defined as ‘green’, ‘social,’ such technologies, as some of these new looking statements also include references and ESG metrics among organizations in our or ‘sustainable’ or such other equivalent technologies may be unproven; excessive to specific programs, such as our current industry may not be comparable. In addition, label; or iii) as to climate and sustainable costs and expenses related to acquire and/ “Future in Action” climate action and nature the underlying data, systems, and controls funding and financing activities and their or develop technology for mitigation; the program, as well as various ESG-related that support non-financial reporting are classification and reporting. Therefore, roll-out of low carbon infrastructure; the indicators, objectives or metrics disclosed generally considerably less sophisticated than there is little certainty, and no assurance or availability and adoption of renewable previously or that may be disclosed in the the systems and internal control for financial representation is given that such activities, energy in our value chain; the development future, none of which are guarantees and reporting and rely on manual processes. This products, assets or projects and/or reporting of carbon capture, circular utilization, and any and all of which may ultimately not be may result in non-comparable information of those activities, products, assets or projects sequestration technologies, including the achieved or may be abandoned at any time, between organizations and/or between will meet any present or future expectations adoption of cost-effective carbon-related whether in part, in full, or within any specific reporting periods within organizations as or requirements for describing or classifying technologies such as carbon capture, timeframe. There are many significant methodologies continue to develop and/or such activities, products, assets or projects as utilization, and storage; the availability of uncertainties, assumptions, judgements, be socialized. The further development of ‘green,’ ‘social,’ or ‘sustainable,’ or attributing accurate, verifiable, reliable, consistent, and opinions, estimates, forecasts and statements or changes to accounting and/or reporting similar labels. We expect policies, regulatory comparable climate-related data; lack of made of future expectations underlying Sustainability-related Disclosures Report | 50

transparency and comparability of climate- related forward-looking methodologies; variation in approaches and outcomes, as variations in methodologies may lead to under or overestimates and consequently present exaggerated indication of climate- related risk; and reliance on assumptions and future uncertainty. Calculations of forward-looking metrics are complex and require many methodological choices and assumptions. Accordingly, undue reliance should not be placed on these forward- looking statements. Furthermore, changing national and international standards, industry and scientific practices, regulatory requirements, and market expectations regarding climate change, which remain under continuous development, are subject to different interpretations. There can be no assurance that these standards, practices, requirements, and expectations will not be interpreted differently than our understanding when defining sustainability-related ambitions and targets or change in a manner that substantially increases the cost or effort for us to achieve such ambitions and targets. Sustainability-related Disclosures Report | 51

Scope and boundaries Connectivity with the financial statements Cemex, S.A.B. de C.V. is incorporated as a Exchange Listings publicly traded variable stock corporation The sustainability-related financial (sociedad anónima bursátil de capital information disclosed in this report refers Bolsa Mexicana de Valores (BMV) variable) organized under the laws of Mexico. to and should be read in conjunction with Cemex, S.A.B. de C.V.’s ordinary participation Mexico the consolidated financial statements of certificates (“CPOs”) are traded on the Ticker symbol: CEMEXCPO Cemex, S.A.B. de C.V. and its subsidiaries BMV (BMV: CEMEX.CPO). Cemex, S.A.B. Listed securities: CPO (representing two Series for the year ended December 31, 2025. de C.V.’s American Depositary Shares, each A shares and one Series B share) representing ten CPOs, are traded on the New York Stock Exchange (NYSE: CX). New York Stock Exchange (NYSE) United States In preparation for this report, we Ticker symbol: CX consolidated information from all of our Listed securities: ADS (each ADS representing 10 CPOs) operations in Mexico, the United States, Europe, Middle East and Africa, and South America, Central America and the Contact Caribbean. Unless otherwise indicated, the information provided in this report is Investor Relations for the Company as a whole and includes ir@cemex.com operations where we have financial and operative control as of December 31, 2025. Sustainability sd@cemex.com Unless expressly stated otherwise, all monetary amounts are reported in US dollars. All references to “tons” refer to metric tons. Sustainability-related Disclosures Report | 52

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